Exhibit 99.1

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635
For Immediate Release
AVALON BAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2006 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended June 30, 2006 was $67,794,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.90 for the quarter ended June 30, 2006, compared to $0.74 for the comparable period of 2005, a per share increase of 21.6%. For the six months ended June 30, 2006, EPS was $2.39 compared to $1.65 for the comparable period of 2005, a per share increase of 44.8%. These increases are primarily attributable to the timing and volume of gains on the sale of assets in 2006 as compared to 2005, coupled with growth in income from existing and newly developed communities.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended June 30, 2006 was $77,510,000 or $1.03 per share compared to $72,325,000, or $0.97 per share for the comparable period of 2005, a per share increase of 6.2%. Prior year FFO per share (for the quarter ended June 30, 2005) includes several non-routine items totaling $0.04 per share. Adjusting for these non-routine items, FFO per share increased 10.8% during the quarter ended June 30, 2006 as compared to 2005, driven primarily by improved community operating results and contributions from newly developed communities.
FFO per share for the six months ended June 30, 2006 increased by 13.0% to $2.18 from $1.93 for the comparable period of 2005. FFO per share for the six months ended June 30, 2006 includes $0.17 per share related to the sale of a land parcel. FFO per share for the six months ended June 30, 2005 includes several non-routine items totaling $0.11 per share, including the $0.04 discussed above. Adjusting for these non-routine items in both six-month periods, FFO per share increased 10.4%, driven primarily by improved community operating results and contributions from newly developed communities.
Commenting on the Company’s results, Tim Naughton, President, said, “Our second quarter results were driven in large part by strong operating performance, as same-store NOI increased over 8%. Steady job growth and low housing affordability are driving rental housing demand while new supply continues to be delivered at a modest rate. Solid fundamentals are translating into improved operating performance, such that we have raised the mid-point of our full year financial outlook for FFO by $0.08 to a range of $4.28 to $4.38 per share.”
Operating Results for the Quarter Ended June 30, 2006 Compared to the Quarter Ended June 30, 2005
For the Company, including discontinued operations, total revenue increased by $7,903,000, or 4.6% to $180,832,000. For Established Communities, rental revenue increased 6.6%, comprised of an increase in Average Rental Rates of 5.8% and an increase in Economic Occupancy of 0.8%. As a result, total revenue for Established Communities increased $8,562,000 to $138,448,000. Operating expenses for Established Communities increased $1,440,000 or 3.5% to $43,015,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $7,122,000 or 8.1%, to $95,433,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2005 to the second quarter of 2006:
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2Q 06 Compared to 2Q 05

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	5.0%	3.4%	5.7%	42.5%
Mid-Atlantic	8.2%	3.5%	10.3%	17.5%
Midwest	1.2%	5.4%	(1.1%)	2.2%
Pacific NW	9.9%	8.0%	10.9%	4.4%
No. California	7.5%	4.4%	8.8%	21.6%
So. California	6.6%	(2.4%)	10.5%	11.8%

Total	6.6%	3.5%	8.1%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

2Q 06 vs 2Q 05
GAAP Rental Revenue	6.6%

Rental Revenue with Concessions on a Cash Basis	7.6%

Operating Results for the Six Months Ended June 30, 2006 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $14,689,000, or 4.3% to $357,620,000. For Established Communities, rental revenue increased 6.4%, comprised of an increase in Average Rental Rates of 5.4% and an increase in Economic Occupancy of 1.0%. As a result, total revenue for Established Communities increased $16,364,000 to $273,936,000, and operating expenses for Established Communities increased $2,618,000 or 3.2% to $84,913,000. Accordingly, NOI for Established Communities increased by $13,746,000 or 7.8%, to $189,023,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005:

YTD 2006 Compared to YTD 2005

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.7%	4.6%	4.8%	42.2%
Mid-Atlantic	8.3%	1.5%	11.3%	17.7%
Midwest	0.9%	4.1%	(0.9%)	2.2%
Pacific NW	8.9%	7.9%	9.3%	4.5%
No. California	7.1%	2.8%	9.1%	21.9%
So. California	6.6%	(1.5%)	10.1%	11.5%

Total	6.4%	3.2%	7.8%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Development and Redevelopment Activity
The Company completed development of Avalon Pines II during the second quarter of 2006 for a Total Capital Cost of $25,100,000. Avalon Pines II is the second phase of a multi-phase apartment community containing an aggregate of 450 apartment homes that were completed for a Total Capital Cost of $73,200,000.
In addition, the Company commenced construction of two communities during the second quarter of 2006: Avalon at Dublin Station I, a mid-rise community located at the BART station in Dublin, CA and Avalon at Lexington Hills, a garden-style community located in Lexington, MA. These two communities are expected to contain an aggregate of 692 apartment homes when completed for a Total Capital Cost of $172,000,000.
The Company completed the redevelopment of Avalon at Fairway Hills III located in Columbia, MD. The redevelopment of Avalon at Fairway Hills III, a garden-style community containing 336 apartment homes, was completed for a Total Capital Cost of $6,000,000, excluding costs incurred prior to redevelopment.
The Company recently determined that soil at its Avalon Lyndhurst development site, located in Lyndhurst, NJ, was contaminated from imported fill delivered to the site by third parties. The contaminants exceeded allowable levels for residential use under New Jersey state and local regulations, and the Company is in the process of remediating the site as required. As a result, the Company estimates that the cost to complete construction of this community, including costs associated with construction delays, may increase by approximately $10,000,000. The Company is pursuing the recovery of these additional costs through its insurance as well as the third parties involved, but no assurance can be given as to the amount or timing of reimbursements to the Company.
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Disposition Activity
In April 2006, the Company sold Avalon Corners, located in Stamford, CT. This community contains 195 apartment homes and was sold for a price of $60,200,000. This resulted in a GAAP gain of $31,992,000 and an Economic Gain of $26,859,000. The Unleveraged IRR over an approximate eight-year holding period was 16.9%. The buyer of this asset intends to continue to operate this community as rental apartments.
Investment Management Fund Activity
During the second quarter of 2006, AvalonBay Value Added Fund, L.P. (the “Fund”), the private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%, acquired one community. Avalon at Aberdeen Station, located in Aberdeen, NJ, was acquired for a purchase price of $57,600,000. Avalon at Aberdeen Station is a garden-style community containing 290 apartment homes.
In July 2006, the Fund acquired The Springs, located in Corona, CA, part of the Inland Empire, for a purchase price of $47,120,000. The Springs is a garden-style community containing 320 apartment homes.
Financing, Liquidity and Balance Sheet Statistics
As of June 30, 2006, the Company had $6,000,000 outstanding under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 21.9% at June 30, 2006. Unencumbered NOI for the six months ended June 30, 2006 was approximately 85% and Interest Coverage for the second quarter of 2006 was 3.7 times.
In July 2006, the Company repaid $150,000,000 of unsecured notes with an annual interest rate of 6.8%, along with any unpaid interest, pursuant to their scheduled maturity.
Third Quarter and Full Year Outlook
The Company expects EPS in the range of $0.49 to $0.53 for the third quarter of 2006. Based on changes to the Company’s disposition plan, the Company is revising its projected EPS to a range of $3.68 to $3.78 for the full year 2006.
Strong apartment fundamentals in the Company’s markets drove revenue and NOI growth, resulting in better than expected operating results for the second quarter of 2006. These positive trends are continuing into July 2006. As such, the Company expects Projected FFO per share in the range of $1.04 to $1.08 for the third quarter of 2006. In addition, the Company expects Projected NOI growth for Established Communities of 8% to 9% for the full year 2006. As such, the Company is increasing its outlook for Projected FFO per share to a range of $4.28 to $4.38 for the full year 2006.
Other Matters
The Company will hold a conference call on July 27, 2006 at 1:00 PM EDT to review and answer questions about its second quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from July 27, 2006 at 3:00 PM EDT until August 3, 2006 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 1551386.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at: http://www.adobe.com/products/acrobat/readstep2.html.
About AvalonBay Communities, Inc.
As of June 30, 2006, the Company owned or held a direct or indirect ownership interest in 160 apartment communities containing 46,904 apartment homes in ten states and the District of Columbia, of which 17 communities were under construction and three communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Timothy J. Naughton, President, at 1-703-317-4620, or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
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Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs.
Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements”, as well as the Company’s Quarterly Report on Form 10-Q for the subsequent quarter under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter and full year 2006. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in the text of this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available on the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):
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	Q2	Q2	YTD	YTD
	2006	2005	2006	2005
Net income	$69,969	$56,911	$184,046	$126,521
Dividends attributable to preferred stock	(2,175)	(2,175)	(4,350)	(4,350)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	41,609	39,933	81,871	80,884
Minority interest, including discontinued operations	99	303	198	780
Gain on sale of previously depreciated real estate assets	(31,992)	(22,647)	(97,411)	(60,261)

FFO attributable to common stockholders	$77,510	$72,325	$164,354	$143,574

Average shares outstanding — diluted	75,361,911	74,589,236	75,285,946	74,417,505
EPS — diluted	$0.90	$0.74	$2.39	$1.65

FFO per common share — diluted	$1.03	$0.97 (1)	$2.18 (2)	$1.93 (3)

(1)	FFO per common share — diluted for the three months ended June 30, 2005 includes gains on the sale of two land parcels, partially offset by, the accrual of costs related to various litigation matters, totaling $0.04 per share

(2)	FFO per common share — diluted for the six months ended June 30, 2006 includes $0.17 per share related to the sale of a land parcel.
(3)	FFO per common share — diluted for the six months ended June 30, 2005 includes the items in (1) above, as well as the following non-routine items, totaling $0.11 per share:
–	Gain on sale of a technology investment; and

–	Income related to the impact of the development by a third-party of a hotel adjacent to one of the Company’s existing communities; partially offset by

–	Separation costs due to the departure of a senior executive.
NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segments is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2006	2005	2006	2005
Net income	$69,969	$56,911	$184,046	$126,521
Property management and other indirect operating expenses	8,307	7,594	16,938	14,722
Corporate-level other income	(1,394)	(1,441)	(2,600)	(2,054)
Investments and investment management	2,398	1,171	3,869	2,164
Interest expense, net	26,595	32,112	55,259	64,232
General and administrative expense	6,479	6,262	12,762	13,421
Joint venture income and minority interest	(79)	159	(174)	(5,910)
Depreciation expense	41,238	39,377	81,153	78,693
Gain on sale of real estate assets	(31,992)	(27,264)	(110,577)	(64,878)
Income from discontinued operations	(71)	(4,222)	(1,147)	(8,291)

NOI from continuing operations	$121,450	$110,659	$239,529	$218,620

Established:
Northeast	$34,280	$32,421	$67,353	$64,292
Mid-Atlantic	18,531	16,794	37,021	33,275
Midwest	1,778	1,798	3,444	3,475
Pacific NW	5,338	4,812	10,506	9,608
No. California	25,167	23,125	50,161	45,965
So. California	10,339	9,361	20,538	18,662

Total Established	95,433	88,311	189,023	175,277

Other Stabilized	15,486	14,267	30,764	27,575
Development/Redevelopment	10,531	8,081	19,742	15,768

NOI from continuing operations	$121,450	$110,659	$239,529	$218,620

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2005 through June 30, 2006). A reconciliation of NOI from communities sold to net income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2006	2005	2006	2005
Income from discontinued operations	$71	$4,222	$1,147	$8,291
Interest expense, net	—	—	—	—
Depreciation expense	—	825	—	2,615

NOI from discontinued operations	$71	$5,047	$1,147	$10,906

NOI from assets sold	$71	$5,047	$1,147	$10,906
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$71	$5,047	$1,147	$10,906

Projected NOI, as used within this release for Established Communities’ Projected NOI growth for the full year 2006 as compared to Established Communities’ NOI for the full year 2005, represents Established Communities’ NOI for the six months ended June 30, 2006, as presented elsewhere in this release, plus management’s estimate of Established Communities’ revenue less Established Communities’ operating expenses for the remainder of 2006. In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI growth for Established Communities, in the aggregate, provides investors with a better understanding of current trends and apartment market fundamentals. The projected allocation of corporate-level property management overhead, general & administrative costs and interest expense is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of Established Communities is not a projection of the Company’s overall financial performance or cash flow.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2
	2006	2005
Rental revenue (GAAP basis)	$138,384	$129,813
Concessions amortized	3,384	5,191
Concessions granted	(1,755)	(4,940)

Rental revenue (with concessions on a cash basis)	$140,013	$130,064

% change — GAAP revenue	6.6%

% change — cash revenue	7.6%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain for the six months ended June 30, 2006 to gain on sale in accordance with GAAP is presented on Attachment 13.
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2006 to the range provided for projected EPS (diluted) is as follows:
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	Low	High
	range	range
Projected EPS (diluted) — Q3 06	$0.49	$0.53
Projected depreciation (real estate related)	0.55	0.55

Projected FFO per share (diluted) — Q3 06	$1.04	$1.08

Projected EPS (diluted) — Full Year 2006	$3.68	$3.78
Projected depreciation (real estate related)	2.17	2.21
Projected gain on sale of operating communities	(1.57)	(1.61)

Projected FFO per share (diluted) — Full Year 2006	$4.28	$4.38

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
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Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2006 are as follows (dollars in thousands):

Net income	$69,969
Interest expense, net	26,595
Depreciation expense	41,238

EBITDA	$137,802

EBITDA from continuing operations	$105,739
EBITDA from discontinued operations	32,063

EBITDA	$137,802

EBITDA from continuing operations	$105,739

Interest expense, net	26,595
Dividends attributable to preferred stock	2,175

Interest charges	28,770

Interest coverage	3.7

In the calculations of EBITDA above, EBITDA from discontinued operations includes $31,992 in gain on sale of communities.
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